Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2006 THIRD QUARTER, NINE-MONTH RESULTS

BLOOMFIELD, Connecticut (October 31, 2006) - Kaman Corp. (Nasdaq:  KAMN; NGM) today reported financial results for the third quarter and nine months ended September 29, 2006.

Net earnings for the third quarter of 2006 were $8.7 million, or $0.36 per share diluted, compared to a loss of $3.6 million, or $0.16 loss per share diluted in the third quarter of 2005. Results for the 2006 third quarter include additional loss reserves of $2.5 million needed to cover anticipated costs to complete the company’s SH-2G(A) helicopter contract for Australia. The 2005 third quarter loss was attributed to three previously reported factors totaling $16.5 million, including deductible and non-deductible expenses for stock appreciation rights, legal and financial expenses related to the company’s recapitalization, and a charge for the Australia program. Net sales for the third quarter of 2006 increased to $307.6 million, compared to $278.1 million in the prior year quarter. The company paid a quarterly dividend at the existing rate of $0.125 per share.

For the first nine months of 2006 the company reported net earnings of $22.1 million, or $0.91 per share diluted, compared to net earnings of $3.9 million, or $0.17 per share diluted in the first nine months of 2005. The 2006 nine-month results include charges of $7.8 million taken for the Australia program. Nine-month net sales for 2006 grew to $897.2 million, compared to $812.7 million in the 2005 period.

Paul R. Kuhn, chairman, president and chief executive officer, said, “We are pleased with the performance of Kaman Corporation in the third quarter of 2006: The Aerospace and Industrial Distribution segments both achieved higher levels of sales, operating income and operating margins in the quarter and nine-month periods of 2006 compared to the same periods of 2005. The Music segment also generated higher sales and operating earnings for the 2006 third quarter compared to the 2005 third quarter, but this was largely due to the addition of Musicorp, an acquisition completed in August 2005. The Music segment has been affected by a downturn in consumer spending this year, and the nine-month operating results for 2006 were lower than for the 2005 period. Overall, however, the generally positive tone in most of the markets served by the company contributed to our strong performance. The improvement in results also reflects the important benefits of ongoing efforts to reduce costs, increase efficiencies and exploit organic and acquisition growth opportunities.”

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006
Summary of Segment Information
(In millions)

	For the Three Months Ended		For the Nine Months Ended

	September 29, 2006(1)	September 30, 2005(1)	September 29, 2006(1)	September 30, 2005(1)

Net sales:
Aerospace	$85.4	$70.6	$233.4	$212.4
Industrial Distribution	166.7	156.5	507.8	469.9
Music	55.5	51.0	156.0	130.4
	307.6	278.1	897.2	812.7

Operating income (loss):
Aerospace	11.8	(.3)	32.5	16.8
Industrial Distribution	8.5	5.2	28.7	22.1
Music	3.8	3.4	6.7	7.8
Net gain (loss) on sale or disposal of assets	(.1)	(.2)	-	-
Corporate expense (2)	(7.8)	(12.5)	(26.1)	(34.6)

Operating income (loss)	16.2	(4.4)	41.8	12.1
Interest expense, net	(1.6)	(.6)	(4.5)	(1.9)
Other expense, net	(.2)	(.1)	(.7)	(.9)

Earnings (loss) before income taxes	$14.4	$(5.1)	$36.6	$9.3

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The third quarter for 2006 and 2005 ended on September 29, 2006 and September 30, 2005, respectively.

(2) “Corporate Expense” decreased for the quarter and nine months ended September 29, 2006 compared to the same periods of 2005, as shown below:

	For the three months ended		For the nine months ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Corporate expense before breakout items	$(5.3)	$(4.7)	$(18.6)	$(17.6)

Breakout items:
Stock appreciation rights	-	(4.4)	(.5)	(8.4)
Stock option expense	(.3)	-	(.9)	-
Pension expense	(.9)	(1.5)	(2.6)	(4.3)
Supplemental employees’ retirement plan	(1.3)	(.8)	(4.0)	(2.2)
Consulting/Legal- recapitalization	-	(1.1)	.5	(2.1)

Corporate expense - total	$(7.8)	$(12.5)	$(26.1)	$(34.6)

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

REPORT BY SEGMENT

Aerospace Segment
The Aerospace segment generated 2006 third quarter operating income of $11.8 million, compared to an operating loss of $0.3 million in the third quarter of 2005. The 2006 and 2005 third quarters include $2.5 million and $11.0 million respectively in pretax charges for additional loss reserves needed to cover anticipated costs to complete the company’s SH-2G(A) helicopter program for Australia. The third quarter 2005 operating results also include collection of $1.4 million of receivables from MD Helicopters, Inc. that had previously been written off. Segment sales for the 2006 third quarter were $85.4 million, compared to $70.6 million in the 2005 period.

For the 2006 nine-month period, the segment had operating income of $32.5 million, compared to income of $16.8 million in the 2005 nine-month period. The 2006 nine-month results include the impact of $7.8 million in pretax charges for the Australia helicopter program, while the 2005 nine-month results include $14.3 million in charges for the Australia program and the $1.4 million payment from MD Helicopters. Segment sales for the first nine months of 2006 were $233.4 million, compared to $212.4 million in the 2005 period.

Mr. Kuhn said, “Each of the segment’s principal business units, including the Helicopters division (before charges associated with the Australia program), operated profitably in the quarter and nine-month periods. The Aerospace segment remains in transition with important tasks yet to be completed, including our Australian SH-2G(A) helicopter program, the continuing work to bring the Joint Programmable Fuze (JPF) program fully on line, and efforts to increase the overall business base. We believe we have made good progress in all of these areas.”

A discussion covering each of the segment’s business units follows.

Aerostructures Division:
The Aerostructures Division had net sales of $21.5 million in the 2006 third quarter, compared to $14.7 million in the 2005 third quarter. Sales for the first nine months of 2006 were $55.4 million, compared to $41.1 million in the 2005 period.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including various models of Boeing commercial airliners, the Boeing C-17 military transport, the Sikorsky BLACK HAWK helicopter and several other programs. Operations involving the use of metals are conducted principally at the company’s Jacksonville facility, while operations involving the use of composite materials are conducted primarily at the company’s Wichita facility.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

At the Jacksonville facility, work proceeded on the production of structural wing sub-assemblies for the C-17, which is currently scheduled to conclude by mid-2007. In August, Boeing informed the company that it anticipates the government ordering an additional 18 aircraft, which could extend the program through 2008. The company also continued production of cockpits for the Sikorsky BLACK HAWK helicopter. In the third quarter of 2006, Sikorsky ordered additional cockpits, bringing the total contract to an estimated value to date of approximately $38 million. This multi-year contract has follow-on options that, if fully exercised, could lead to the fabrication of up to a total of 349 units and bring the total potential value to approximately $100.0 million or more depending upon the models that are ultimately ordered.

At the division’s Wichita facility, work has commenced on a $15.0 million, multi-year contract awarded by Spirit AeroSystems on April 1, 2006, for production of the composite flight deck floor for the Boeing 787 Dreamliner. Work also continued to bring on line previously announced orders from Sikorsky Aircraft Corporation involving MH-92 helicopters and Shenyang Aircraft Corporation involving the Boeing 787 Dreamliner, while production continued on commercial and military aircraft composite programs for Boeing, Bell Helicopter, and others.

Fuzing Division:
The Fuzing Division had net sales in the third quarter of 2006 of $21.4 million, compared to $15.5 million a year ago. Net sales for the 2006 nine-month period were $53.2 million, compared to $43.2 million in the 2005 period. The sales increase for the quarter is primarily due to higher production volume and shipments at the Middletown, Connecticut facility for both fuzing and memory programs. Year to date, the JPF program at the Dayron facility in Orlando, Florida also experienced an increase in sales which essentially offset reduced sales caused by a production interruption on the 40MM program at the Dayron facility that occurred earlier in the year.

Generally, revenue on fuzing programs is recorded on delivery of the product to the customer. Most Fuzing Division programs require fuzes to be shipped in lots that take longer than three months to produce, and sales for the various programs will vary based on the number of lots that are delivered during a quarter. Therefore quarter-to-quarter comparisons will not always be meaningful.

The division manufactures safe, arm and fuzing devices with missile-related programs generally performed at its facility in Middletown and bomb-related programs generally performed at its Dayron facilities. In addition, the company manufactures precision measuring and mass memory systems for a range of military and commercial applications at its Middletown facility. Principal customers for the division include the U.S. military, Boeing, General Dynamics, Lockheed Martin and Raytheon.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

The division has been working through a variety of issues related to the manufacturing process on the JPF program. These issues have in the past caused, and may continue to result in, periodic interruption of program production. The division continues to work on strengthening the reliability of its supply chain and improving material flow on the JPF program in order to meet production requirements. The current total value of JPF contracts with the U.S. Government from inception to date is $76.9 million. The company believes that deliveries to the U.S. and foreign militaries will increase, that operating efficiencies will continue to improve and that the JPF program will be increasingly important to the company in the years ahead.

Helicopters Division:
The Helicopters Division had net sales of $15.4 million in the third quarter of 2006, compared to $16.8 million in the 2005 third quarter. Division net sales for the first nine months of 2006 were $42.1 million, compared to $55.3 million in the 2005 nine-month period. Results for 2005 include $10.9 million from the sale of three K-MAX helicopters but there have been no sales of K-MAX aircraft in 2006. Operations are conducted primarily from the Bloomfield facilities.

The division continues to support and market its Kaman SH-2G maritime helicopters operating with foreign militaries and K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also markets its helicopter engineering expertise and performs subcontract programs for other manufacturers.

The task of completing the long-delayed SH-2G(A) helicopter program for Australia progressed as Formal Qualification Testing (FQT) on the software for the Integrated Tactical Avionics System (ITAS) continued at the software facilities of our subcontractor, Computer Sciences Corporation (CSC) - Australia, in Sydney. Concurrently, the company has continued to work with the Royal Australian Navy (RAN) to resolve previously reported flight safety questions that resulted in the grounding of the aircraft earlier this year. There is a significant history of safe and reliable operations with this aircraft type with several nations, including the United States, and the company believes that the cause of the safety concern has been rectified. The RAN also continues to develop additional work scope related to their certification requirements and the division is working with the RAN to address these scope changes. In addition, the company is supporting a previously reported review by the Australian Minister of Defence regarding the possibility of the Commonwealth pursuing an alternative to the Kaman program. The company believes that the current program is the most efficient and cost effective method to achieve the RAN's operational needs and is hopeful that the Commonwealth will confirm its intent to complete the program following receipt of the Minister's recommendations (which is expected in November). Once all of the foregoing items are satisfactorily completed, it is anticipated that the acceptance process for the fully capable helicopter will get underway.

The division is also continuing work under a contract to provide depot level maintenance for SH-2G(E) helicopters delivered to the government of Egypt during the 1990s. Currently four aircraft are subject to the contract, which was initially valued at $5.3 million and since increased by approximately $2.0 million for additional work. The first two aircraft have been completed and returned to the customer and work is now underway on the third and fourth aircraft. In addition, in June 2006 the company received a $3.6 million contract from the Naval Air Systems Command (NAVAIR) to provide for long-lead procurement and other work related to planned upgrades to the Egyptian aircraft.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

In July 2006, the Helicopters Division received a $3.1 million contract modification from the Army Material Research Development and Engineering Command for follow-on work to the BURRO Unmanned Resupply Helicopter, utilizing the K-MAX. The funding covers work to enhance features of the automatic flight control system and to support BURRO participation in Army demonstrations. Separately, BURRO has been selected to participate in an Army-sponsored demonstration now underway at Ft. Benning, Georgia, during which promising new technologies are being evaluated for introduction into the Army.

Kamatics:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $26.2 million in the third quarter of 2006, compared to $22.8 million in the same period a year ago. Net sales for the nine-month period of 2006 were $79.8 million, compared to $68.6 million in the 2005 period. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring highly sophisticated engineering and specialization in the airframe bearing market.

Business conditions and product mix continued to be favorable for Kamatics and RWG during the quarter. Sales were strong into the commercial jet liner market, the commercial aftermarket, the regional jet makers and the commercial engine market. The company continues to see opportunities for further growth in these markets and is in the process of adding approximately 35,000 square feet of additional capacity at the Bloomfield facility to accommodate the business. Of this, 25,000 square feet was completed and occupied in mid-October 2006, with the remainder scheduled to come on line during the second quarter of 2007.

Other Aerospace Matters:
The EODC in Tucson generated the balance of segment sales consisting of approximately $1.0 million for the third quarters of 2006 and 2005, and $2.8 million and $4.2 million for the nine-month periods of 2006 and 2005 respectively.

On July 31, 2006, the company submitted an Offer to Purchase (OTP) to NAVAIR and the General Services Administration for the potential purchase of the portion of the Bloomfield campus that the company currently leases from NAVAIR and has operated for several decades for the principal purpose of performing U.S. government contracts. Management understands that the OTP is proceeding through the U.S. government's formal review process.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

Industrial Distribution Segment
The Industrial Distribution segment had operating income of $8.5 million for the third quarter of 2006, compared to $5.2 million in the third quarter of 2005. Net sales for the segment were $166.7 million in the third quarter of 2006, compared to $156.5 million in the 2005 period.

For the 2006 nine-month period, the segment had operating income of $28.7 million, compared to $22.1 million in the first nine months of 2005. Net sales for the first nine months of 2006 were $507.8 million, compared to $469.9 million in the 2005 period. In the first quarter of 2006, an adjustment of $1.6 million was taken to capitalize in-bound freight into inventory; this adjustment increased operating income for the first quarter and nine-month periods by that amount.

Mr. Kuhn commented, “The Industrial Distribution segment extended its strong performance into the third quarter with solid year over year gains in sales and operating income. This segment’s sales performance is highly influenced by the strength of the U.S. industrial economy, typically with increased margins on incremental sales. This past quarter, we were affected by a downturn in new home construction, but benefited from robust sales to the energy and raw materials industries. Overall, U.S. industrial production remains in positive territory but is showing signs of having peaked. We are currently expanding our efforts to increase business in the coal mining, oil exploration and petroleum production industries, while the typically less cyclical food processing industry remains an area of strategic focus for the segment.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers almost two million items, as well as value-added services, to a base of more than 50,000 customers spanning nearly every sector of industry. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U. S., Canada and Mexico.

Music Segment
The Music segment had third quarter operating income of $3.8 million for 2006, compared to $3.4 million in the third quarter of 2005. Segment net sales for the 2006 third quarter were $55.5 million, including $14.1 million from the August 2005 acquisition of Musicorp, compared to $51.0 million in the third quarter of 2005, including $10.7 million from the Musicorp acquisition.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

For the first nine months of 2006, the segment had operating income of $6.7 million, compared to $7.8 million in the 2005 nine-month period. Net sales for the first nine months of 2006 were $156.0 million, including $37.4 million from the Musicorp acquisition, compared to $130.4 million for the first nine months of 2005, including $10.7 million from the Musicorp acquisition. The lower operating income for the 2006 nine-month period results from a lower gross margin driven by lower sales volume. Musicorp’s customer base of smaller retailers has been more adversely affected by the industry’s sales downturn than the larger regional and national retailers, resulting in lower sales than anticipated for Musicorp. The integration of Musicorp continued with the closing of a third Musicorp warehouse in July 2006. In addition, certain planned personnel reductions were accelerated to achieve further operational benefits.

Mr. Kuhn said, “Following the music industry’s traditionally soft second quarter, which was even softer than expected in 2006, we entered the third quarter with concerns that a decline in consumer confidence would negatively impact this year’s back-to-school and holiday season sales. The beginning of the third quarter justified these concerns and, while we had a strong September, we would still like to see more signs of improved consumer optimism as the holiday selling season approaches.”

Kaman is the largest independent distributor of musical instruments in the United States, offering more than 20,000 products for amateurs and professionals. Operations are headquartered in Bloomfield, Connecticut and conducted from manufacturing plants in New Hartford, Connecticut and Scottsdale, Arizona, and from strategically placed warehouse facilities and offices that cover the North American market.

Concluding Remark
Mr. Kuhn concluded, “Kaman’s strong performance in the third quarter of 2006 was supported by generally good market conditions for major portions of the business. Additionally, the company is being increasingly benefited by the work we have done and continue to do to position each of our three segments for growth and improved operating performance. Kaman is more cost competitive than it had been, is more focused on markets that provide what we think are the best opportunities for growth, and has considerable financial flexibility to pursue these opportunities.”

A conference call has been scheduled for tomorrow, November 1, 2006 at 11:00 a.m. (EST). Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com. In its discussion, management will include certain non-GAAP measures related to company performance. A reconciliation of this information will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic;
2) political conditions in countries where the company does or intends to do business; 3) standard domestic and foreign government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer markets for music products; 5) subject to satisfactory resolution of outstanding issues and the Australian Minister of Defence’s recommendations, completion of the Australian SH-2G(A)program; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from foreign militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of i) warranty issues and the DCIS investigation related to the FMU-143 program and ii) supplier-related issues hindering the FMU-139 program, at Dayron; 8) maintenance of adequate business base in the Aerospace segment in order to absorb overhead and general and administrative expenses; 9) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Connecticut; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and, in 2007, availability of a redesigned clutch assembly system; 11) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) continued availability of raw materials in adequate supplies; 17) the effects of currency exchange rates and foreign competition on future operations; 18) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 19) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For The Three Months Ended		For The Nine Months End

	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005

Net sales	$307,610	$278,111	$897,214	$812,680

Costs and expenses:
Cost of sales	223,484	215,899	651,238	608,883
Selling, general and
administrative expense	68,543	67,036	205,625	193,237
Net (gain)/loss on sale or disposal of assets	92	144	36	51
Other operating income	(729)	(588)	(1,552)	(1,571)
Interest expense, net	1,648	562	4,536	1,912
Other expense, net	164	135	727	843
	293,202	283,188	860,610	803,355

Earnings (loss) before income taxes	14,408	(5,077)	36,604	9,325
Income tax (expense) benefit	(5,670)	1,465	(14,460)	(5,475)

Net earnings (loss)	$8,738	$(3,612)	$22,144	$3,850

Net earnings (loss) per share:
Basic	$.36	$(.16)	$.92	$.17
Diluted(1)	$.36	$(.16)	$.91	$.17

Average shares outstanding:
Basic	24,067	22,920	24,012	22,838
Diluted	24,794	22,920	24,854	23,767

Dividends declared per share	$.125	$.125	$.375	$.36

(1) The calculated diluted per share amounts for the three months and nine months ended September 30, 2005 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 29, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$12,307	$12,998
Accounts receivable, net	203,263	176,285
Inventories	220,833	220,714
Deferred income taxes	27,414	31,652
Other current assets	19,979	17,159
Total current assets	483,796	458,808
Property, plant and equipment, net	51,747	51,592
Goodwill	55,775	54,693
Other intangible assets, net	19,348	19,836
Deferred income taxes	10,102	7,908
Other, net	7,248	5,660
	$628,016	$598,497
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$11,112	$915
Current portion of long-term debt	1,551	1,660
Accounts payable - trade	87,833	94,716
Accrued pension costs	16,417	13,150
Accrued contract losses	11,646	19,950
Other accrued liabilities	35,851	41,077
Advances on contracts	9,806	14,513
Other current liabilities	28,193	30,872
Income taxes payable	5,590	6,423
Total current liabilities	207,999	223,276
Long-term debt, excluding current portion	85,058	62,235
Other long-term liabilities	47,307	43,232
Shareholders’ equity	287,652	269,754
	$628,016	$598,497

“Kaman Reports 2006 Third Quarter, Nine Month Results”
October 31, 2006
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months Ended

	September 29, 2006	September 30, 2005
Cash flows from operating activities:
Net earnings	$22,144	$3,850
Depreciation and amortization	7,885	6,875
Provision (recovery) for losses on accounts receivable	(407)	(799)
Net (gain)/loss on sale or disposal of assets	36	51
Deferred income taxes	2,146	1,427
Other, net	6,174	2,925
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(26,317)	(6,987)
Inventory	115	1,533
Accounts payable	(8,398)	(5,179)
Accrued contract losses	(8,322)	(11,205)
Advances on contracts	(4,708)	(2,872)
Changes in other current assets and liabilities	(7,674)	8,725
Income taxes payable	(1,108)	(2,626)
Cash provided by (used in) operating activities	(18,434)	(4,282)

Cash flows from investing activities:
Proceeds from sale of assets	492	300
Expenditures for property, plant & equipment	(8,332)	(6,339)
Acquisition of businesses, less cash acquired	(541)	(31,581)
Other, net	(1,759)	60
Cash provided by (used in) investing activities	(10,140)	(37,560)

Cash flows from financing activities:
Changes in notes payable	10,196	4,260
Changes in book overdraft	1,450	2,508
Changes in debt	22,714	40,899
Proceeds from exercise of employee stock plans	1,878	751
Dividends paid	(8,992)	(7,865)
Other	272	48
Cash provided by (used in) financing activities	27,518	40,601

Net increase (decrease) in cash and cash equivalents	(1,056)	(1,241)

Effect of exchange rate changes on cash and cash equivalents	365	(298)

Cash and cash equivalents at beginning of period	12,998	12,369

Cash and cash equivalents at end of period	$12,307	$10,830
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